Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is effective as of March 30, 2012 (the “Effective Date”) by and between Republic Services, Inc. (the “Company”) and DONALD W. SLAGER (“Employee”).

Employee and the Company are parties to an Employment Agreement dated June 25, 2010 (the “2010 Employment Agreement”).

As of the date hereof, Employee is an employee of the Company and is considered a valued employee such that the Company desires to retain him.

The Employee and the Company desire to enter into this Agreement to amend, restate and continue the provisions of the 2010 Employment Agreement on and after the Effective Date as set forth herein.

In consideration of the premises set forth above, the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Retention. The Company agrees to continue to employ the Employee as its Chief Executive Officer and President. Employee agrees to accept such continuing employment, subject to the terms and conditions of this Agreement. The Board of Directors of the Company may in its sole discretion, after consulting Employee, designate someone other than the Employee to serve as its President (reporting to Employee), and such action shall not constitute Good Reason under Section 3 of this Agreement.

(b) Employment Period. This Agreement shall commence on the Effective Date and, unless terminated in accordance with the terms of this Agreement shall continue in effect on a rolling two-year basis, such that at any time during the term of this Agreement there will be two years remaining (the “Employment Period”). Notwithstanding the evergreen nature of the Employment Period, the Company may terminate Employee at any time in accordance with the provisions of Section 3 of this Agreement.

(c) Duties and Responsibilities. During the Employment Period, Employee shall serve as Chief Executive Officer and, if applicable, President. Employee is currently a member of the Board of Directors of the Company and shall be nominated for re-election while he is serving as Chief Executive Officer. As Chief Executive Officer, Employee shall report to the Board of Directors of the Company. Employee shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Board of Directors of the Company, and in the absence of such assignment, such duties as are customary to Employee’s office and as are necessary or appropriate to the business and operations of the Company. During the Employment Period, Employee’s employment shall be full time and Employee shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and shall use his best efforts to promote the interests of the Company. All executive officers of the Company shall report to the Chief Executive Officer, and Employee shall, in such capacity, have the authority and responsibility to assign appropriate duties to such other executive officers as are necessary or appropriate for the business and operations of the Company.

(d) Other Activities. Except upon the prior written consent of the Company, Employee, during the Employment Period, will not accept any other employment. Employee shall be permitted to engage in any non-competitive businesses, not-for-profit organizations and other ventures, such as passive real estate investments, serving on charitable and civic boards and organizations, and similar activities, so long as such activities do not materially interfere with or detract from the performance of Employee’s duties or constitute a breach of any of the provisions contained in Section 7 of this Agreement, provided that the Employee may only serve as a director of a for-profit corporation with the advance written approval of the Company’s Board of Directors.

2. Compensation.

(a) Base Salary and Adjusted Salary. In consideration for Employee’s services hereunder and the restrictive covenants contained herein, Employee shall continue to be paid for the 2012 Fiscal Year an annual base salary (the “Base Salary”) of $1,000,000 payable in accordance with the Company’s customary payroll practices. With respect to any Fiscal Year during which Employee is employed by the Company for less than the entire Fiscal Year, the Base Salary shall be prorated for the period during which the Employee is so employed. Notwithstanding the foregoing, Employee’s annual Base Salary may be increased, but not decreased (taking into account prior increases) without Employee’s consent at anytime and from time to time to levels greater than the levels set forth in the preceding sentence at the discretion of the Board of Directors of the Company to reflect merit or other increases. The term “Fiscal Year” as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year.

(b) Annual Awards. In addition to the Base Salary, Employee shall be eligible to receive Annual Awards in an amount equal to a target of 125% of the Employee’s Base Salary in effect for the Performance Period with respect to which such Annual Award is granted, as established pursuant to the terms of the Company’s Executive Incentive Plan, as amended (the “Executive Incentive Plan”). The Annual Award shall be based on the achievement of such Performance Goals as are established by the Compensation Committee of the Board of Directors pursuant to the Executive Incentive Plan. The achievement of said Performance Goals shall be determined by the Compensation Committee of the Board of Directors. Except as otherwise provided in Sections 3 and 24, with respect to any Fiscal Year during which Employee is employed by the Company for less than the entire Fiscal Year, the Annual Award shall be prorated for the period during which Employee was so employed. The Annual Award shall be payable within sixty (60) days after the end of the Company’s Fiscal Year. To the extent of any conflict between the provisions of this Agreement and the Executive Incentive Plan, the terms of this Agreement shall control.

(c) Merit and Other Bonuses. Employee shall be entitled to such other bonuses as may be determined by the Board of Directors of the Company or by a committee of the Board of Directors as determined by the Board of Directors, in its sole discretion.

(d) Existing Stock Options and Shares of Restricted Stock. The Company has issued to Employee options to purchase shares of the Company’s Common Stock pursuant to the terms of various Option Agreements and the terms of the 2007 Stock Incentive Plan (the “Outstanding Option Grants”). The Company has also granted to Employee restricted shares of the Company’s Common Stock pursuant to the terms of the Company’s 2007 Stock Incentive Plan (the “Outstanding Restricted Stock Grants”). The options issued or to be issued under the Outstanding Option Grants shall continue to be subject to the terms of the Option Agreements, except to the extent otherwise provided for in this Agreement. The shares of restricted stock granted under the Outstanding Restricted Stock Grants shall continue to be subject to the terms of the Executive Restricted Stock Agreements, except to the extent otherwise provided for in this Agreement.

(e) Other Stock Options. Employee shall be entitled to participate and receive option grants under the 2007 Stock Incentive Plan and such other incentive or stock option plans as may be in effect from time-to-time, as determined by the Board of Directors of the Company.

(f) Other Compensation Programs. Employee shall be entitled to participate in the Company’s incentive and deferred compensation programs and such other programs as are established and maintained for the benefit of the Company’s employees or executive officers, subject to the provisions of such plans or programs.

(g) Other Benefits. During the term of this Agreement, Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock incentive plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company’s employees or executive officers, subject to the provisions of such plans and programs.

(h) Expenses. Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Section 2(h) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any expense or reimbursement described in this Section 2(h) shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

(i) Long Term Awards. Employee shall be entitled to participate in the Executive Incentive Plan (or any successor plan maintained by the Company) for purposes of receiving Long Term Awards pursuant to the terms of this Agreement and the Executive Incentive Plan (or such successor plan).

(j) Vacation. The Employee shall continue to be entitled to four (4) weeks paid vacation (“Vacation

Time”) for each full calendar year of employment. For the calendar year in which the Employee’s Date of Termination occurs, the amount of Vacation Time to which the Employee is entitled shall be prorated. Vacation Time of up to two (2) weeks not taken during the calendar year in which it is accrued may be carried over to subsequent years with no more than six (6) weeks Vacation Time available in any Fiscal Year.

(k) Insurance. At all times during Employee’s employment or membership as a director of the Board of Directors (or both), and for ten (10) years thereafter, the Employee shall be covered under the Company's directors' and officers' liability insurance, but only to the same extent as other senior officers and directors.

(l) Aircraft. It is the intention of the Board of Directors that the Employee have full access and use of the corporate aircraft as set forth in the March 2009 Corporate Aircraft Policy. The Company’s March 2009 Corporate Aircraft Policy will apply to Employee during the term of this Agreement and will not be changed without Employee’s consent unless unforeseen and unexpected circumstances arise that require the policy to be modified.

3. Termination.

(a) For Cause. The Company shall have the right to terminate this Agreement and to discharge Employee for Cause (as defined below), at any time during the term of this Agreement. Termination for Cause shall mean, during the term of this Agreement, (i) Employee’s willful and continued failure to substantially perform his duties after he has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Employee’s conviction or plea to a felony, misdemeanor or any other crime, (iii) Employee’s actions or omissions that constitute fraud, gross misconduct, or material dishonesty, (iv) Employee’s breach of any fiduciary duty that causes material injury to the Company, (v) Employee’s breach of any duty causing material injury to the Company, (vi) Employee’s inability to perform his material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any material violation of the Company’s policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall occur only after notice is given to Employee in writing which shall set forth in detail all acts or omissions upon which the Company is relying to terminate Employee for Cause and, in the case of (i) or (vii), after which the Employee has failed to cure any actions or omissions which provide the Company with a basis to terminate the Employee for Cause.

Upon any determination by the Company that Cause exists to terminate Employee, the Company shall cause a special meeting of the Board of Directors to be called and held at a time mutually convenient to the Board of Directors and Employee, but in no event later than ten (10) business days after Employee’s receipt of the notice that the Company intends to terminate Employee for Cause. Employee shall have the right to appear before such special meeting of the Board of Directors with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions in the case of (i) or (vii) which provide the Company with a basis to terminate Employee for Cause (provided that such cure period shall not exceed 30 days), provided that Company shall not terminate the Employee until the end of the 30 day period. A majority of the members of the Board of Directors must affirm that Cause exists to terminate Employee. In the event the Company terminates Employee for Cause, the Company shall only be obligated to continue to pay in the ordinary and normal course of its business to Employee his Base Salary plus accrued but unused Vacation Time through the termination date and the Company shall have no further obligations to Employee under this Agreement from and after the date of termination.

(b) Resignation by Employee Without Good Reason. If Employee shall resign or otherwise terminate his employment with the Company at anytime during the term of this Agreement, other than for Good Reason (as defined below), Employee shall only be entitled to receive his accrued and unpaid Base Salary and unused Vacation Time through the termination date, and the Company shall have no further obligations under this Agreement from and after the date of resignation.

(c) Termination by Company Without Cause and by Employee For Good Reason. At any time during the term of this Agreement, (i) the Company shall have the right to terminate this Agreement and to discharge Employee without Cause effective upon delivery of written notice to Employee, and (ii) Employee shall have the right to terminate this Agreement for Good Reason effective upon delivery of written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean: (i) the Company has materially reduced the duties and responsibilities of Employee from the duties and responsibilities of the Employee as Chief Executive Officer at the Effective Date (ii) the Company has breached any material provision of this Agreement and has not cured such breach within 30 days of receipt of written notice of such breach from Employee, (iii) the Company does not provide health, life, disability, incentive or equity benefits which are substantially comparable in the aggregate to the level of such benefits and incentive compensation provided on the Effective Time, other than due to a reduction in such level of benefits to the extent such reduction applies to other senior executives of the Company and provided that any particular plan containing such benefits may be amended or terminated, (iv) Employee’s office is relocated by the Company to a location which is not located within the Arizona County of Maricopa, (v) Employee’s resignation from, or the expiration of his term as a director of, the Board, in either case only if such event occurs as a result of

Employee’s failure to receive the required votes by the holders of the Company’s common stock to be re-elected to the Board, or (vi) the Company’s termination without Cause of the continuation of the Employment Period provided in this Agreement. Notwithstanding the foregoing, the Employee's termination of employment pursuant to this Agreement shall not be effective unless (x) the Employee delivers a written notice setting forth the details of the occurrence giving rise to the claim of termination for Good Reason within a period not to exceed 90 days of its initial existence and (y) the Company fails to cure the same within a thirty (30) day period.

Upon any such termination by the Company without Cause, or by Employee for Good Reason: (i) the Company shall pay to Employee all of Employee’s accrued but unpaid Base Salary and accrued but unused Vacation Time through the date of termination in a lump sum within sixty (60) days of termination; (ii) the Company shall pay to Employee Base Salary for three (3) years from the date of termination when and as Base Salary would have been due and payable hereunder but for such termination; (iii) the Company shall continue providing medical, dental, and/or vision coverage to the Employee and/or the Employee’s family, at least equal to that which would have been provided to the Employee if the Employee’s employment had not terminated, until the earlier of (1) the date the Employee becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date the Employee becomes eligible for Medicare or any government-sponsored or provided health care program that provides benefits similar to Medicare (whether or not such coverage is equivalent to that provided by the Company); (iv) all stock option grants, restricted stock grants and restricted stock unit grants to the extent they would have vested during the Fiscal Year of termination, will immediately vest and become unrestricted, if not vested previously, and any such options will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee’s employment or three (3) years from the date of termination of employment (provided that if the award agreements contain more favorable provisions that are applicable to the termination of employment (disregarding any reference therein to this Agreement), such provisions shall apply); (v) all Annual Awards shall vest and be paid on a prorated basis in an amount equal to the Annual Awards payment that the Compensation Committee of the Board of Directors determines would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Period multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within sixty (60) days after the end of the Company’s Fiscal Year; (vi) all Long Term Awards shall vest and be paid on a prorated basis in an amount equal to the Long Term Awards payment that the Compensation Committee of the Board of Directors determines would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Period multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within sixty (60) days after the end of the Company’s Fiscal Year in which the Performance Period ends; (vii) as of the termination date Employee shall be paid, in accordance with the terms of any deferred compensation plan in which Employee was a participant and any elections thereunder, the balance of all amounts credited or eligible to be credited to Employee’s deferred compensation account (including all Company contributions, whether or not vested); and (viii) the Company shall provide outplacement services which may include administrative support for up to one (1) year, provided that such amount may not exceed $50,000 (collectively, the foregoing consideration payable to Employee shall be referred to herein as the “Severance Payment”). Other than the Severance Payment, the Company shall have no further obligation to Employee except for the obligations set forth in Sections 10, 17, and 25 of this Agreement after the date of such termination; provided, however, that Employee shall only be entitled to continuation of the Severance Payment as long as he is in compliance with the provisions of Sections 7, 8, 10 and 11 of this Agreement.

(d) Disability of Employee. This Agreement may be terminated by the Company upon the Disability of Employee. “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of 180 consecutive days. In the event that any disagreement or dispute shall arise between the Company and Employee as to whether Employee suffers from any Disability, then, in such event, Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Arizona, who is mutually agreeable to the Company and Employee, and such physician shall determine whether Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and Employee. The entire cost of such examination shall be paid for solely by the Company. In the event the Company has purchased Disability insurance for Employee, Employee shall be deemed disabled if he is completely (fully) disabled as defined by the terms of the Disability policy. Disability shall not be deemed to occur unless it constitutes a “disability,” as such term is defined in Code Section 409A. In the event that at any time during the term of this Agreement Employee shall suffer a Disability and the Company terminates Employee’s employment for such Disability, such Disability shall be considered to be a termination by the Company without Cause or a termination by Employee for Good Reason and the Severance Payment shall be paid to Employee to the same extent and in the same manner as provided for in Section 3(c) above, except that (i) payments of Annual Salary shall be mitigated by payments under Company-sponsored disability payments and (ii) the Employee will not be entitled to outplacement services.

(e) Death of Employee. If during the term of this Agreement Employee shall die, then the employment of Employee by the Company shall automatically terminate on the date of Employee’s death. In such event, Employee’s death shall be considered to be a termination by the Company without Cause or a termination by Employee for Good Reason and the Severance Payment shall be paid to Employee’s personal representative or estate to the same extent and in the same manner as provided for in Section 3(c) above (except that Employee will not be entitled to outplacement services) and without mitigation for any insurance policies held by Employee except that to the extent that any Awards have been granted under the Executive Incentive Plan, and, as of the date of such termination, have not been determined to be earned pursuant to the terms of the Executive Incentive Plan, Employee’s beneficiary or estate shall be paid, within thirty (30) days following the date of Employee’s death, an amount with respect to each such open Award which is equal to the full target amount that the Compensation Committee of the Board of Directors was authorized to cause to be paid to Employee pursuant to the Executive Incentive Plan and applicable Award thereunder had his employment continued through the end of the Performance Period related to such Award and had all Performance Goals been met but not exceeded. Once such payments have been made to Employee’s personal representative, beneficiary or estate, as the case may be, the Company shall have no further obligations under this Agreement to said personal representative, beneficiary or estate, or to any heirs of Employee. The Employee agrees to cooperate with and assist the Company in obtaining insurance on his life in the event the Company decides to obtain a life insurance policy under which the Company would be the beneficiary. The results of any physical examination that the Employee undergoes in furtherance of the Company’s efforts to obtain such life insurance shall be kept confidential by the Company unless the disclosure is required by applicable law.

4. Termination of Employment by Employee for Change of Control.

(a) Termination Rights. Notwithstanding the provisions of Section 2 and Section 3 of this Agreement, in the event that there shall occur a Change of Control (as defined below) of the Company and either within six months before as set forth in Section 4(c) or within two years after such Change of Control Employee’s employment hereunder is terminated by the Company without Cause or by Employee for Good Reason, then the Company shall be required to pay to Employee (i) the Severance Payment provided in Section 3(c), except that the Severance Payment described in the unnumbered paragraph in Section 3(c)(ii) shall be paid in a single lump sum sixty (60) days after termination if termination occurs within two years after such Change of Control, and (ii) the product of three (3) multiplied by the sum of (x) the target Annual Award for the year prior to termination, plus (y) the target Long Term Award for the performance period ending in the year prior to termination, payable in a single lump sum sixty (60) days after termination. To the extent that payments are owed by the Company to Employee pursuant to this Section 4, they shall be made in lieu of payments pursuant to Section 3, and in no event shall the Company be required to make payments or provide benefits to Employee under both Section 3 and Section 4.

(b) Change of Control of the Company Defined. For purposes of this Section 4, the term “Change of Control of the Company” shall mean the occurrence of any of the following:

(i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this subsection (a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (b) the Company or any Related Entity, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who, as of the Effective Time, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in paragraph (iii)(1)(A) below); provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(iii) the consummation of:

(1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued ( a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger Event where:

(A) the stockholders of the Company, immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there are no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(2) a complete liquidation or dissolution of the Company; or

(3) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

In addition, a Change of Control shall not be deemed to occur unless the event(s) that causes such Change of Control also constitutes a “change in control event,” as such term is defined in Code Section 409A.

(c) If an Employee’s employment or service is terminated by the Company without Cause within six months prior to the date of a Change of Control but the Employee reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with, or in anticipation of, a Change of Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change of Control for purposes of this Agreement provided a Change of Control shall actually have occurred.

5. Reduction of Payments.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code (or any other similar provision hereafter enacted), and the value determined in accordance with Section 280G(d)(4) of the Code (or any other similar provision) of the Payments, net of all taxes imposed on Employee (the “Net After-Tax Amount”), that Employee would receive would be greater if the Payments (or some of them) were reduced than if such Payments were not reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is required to be made, net of the maximum reduction in federal income taxes which would be allowable as a deduction of such state and local taxes.

(b) Subject to the provisions of this Section 5(b), all determinations required to be made under this Section 5, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to Section 5(a), and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized firm of independent public accountants selected by the Employee and approved by the Company, which approval shall not be unreasonably withheld or delayed (the “Accounting Firm”). The Accounting Firm shall be instructed to provide detailed supporting calculations both to the Company and Employee within 15 business days of the date of termination, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code (or any other similar provision hereafter enacted); (ii) from Payments that are required to be made in cash before any non-cash payments are reduced; (iii) with respect to any amounts that are not subject to Section 409A before any amounts that are subject to Section 409A; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

6. Successor To Company. The Company shall require any successor, whether direct or indirect, to all or substantially all of the business, properties and assets of the Company whether by purchase, merger, consolidation or otherwise, prior to or simultaneously with such purchase, merger, consolidation or other acquisition to execute and to deliver to Employee a written instrument in form and in substance reasonably satisfactory to Employee pursuant to which any such successor shall agree to assume and to timely perform or to cause to be timely performed all of the Company’s covenants, agreements and obligations set forth in this Agreement (a “Successor Agreement”). The failure of the Company to cause any such successor to execute and deliver a Successor Agreement to Employee shall constitute a material breach of the provisions of this Agreement by the Company.

7. Restrictive Covenants. In consideration of his employment and the other benefits arising under this Agreement, Employee agrees that during the term of this Agreement, and for a period of two (2) years (three (3) years in the event Section 4(a) hereof is applicable) following the termination of this Agreement, Employee shall not directly or indirectly:

(a) alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, (i) engage in the business of solid waste collection, disposal or recycling (the “Solid Waste Services Business”) in any market in which the Company or any of its subsidiaries or affiliates does business, or any other line of business which is entered into by the Company or any of its subsidiaries or affiliates during the term of this Agreement, or (ii) compete with the Company or any of its subsidiaries or affiliates in acquiring or merging with any other business or acquiring the assets of such other business; or

(b) for any reason, (i) induce any customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the Solid Waste Services Business conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business; (ii) canvass, solicit or accept from any customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company or any of its subsidiaries or affiliates; or

(c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.

Notwithstanding the foregoing, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

8. Confidentiality. Employee agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, Employee shall (a) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (b) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (c) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (d) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Employee shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing Employee shall not at any time libel, defame, ridicule or otherwise disparage the Company.

9. Specific Performance; Injunction. The parties agree and acknowledge that the restrictions contained in Sections 7 and 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any provision of Section 7 or 8 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Employee agrees and acknowledges that the breach of Section 7 or 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon breach of any provision of such Sections, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

10. Nondisparagement.

(a) The Employee shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the news media, to any Company competitor or client, or to any other individual or entity, if such statement would disparage any of the Company, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however, that the Employee shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of any of the Company by the Employee in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer, or (ii) private statements made to persons other than clients or competitors of any of the Company (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon any of the Company; and provided that nothing contained in this paragraph or in any other provision of this Agreement shall preclude the Employee from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.

(b) The Company shall not, at any time during the Employee’s employment with the Company or thereafter, authorize any person to make, nor shall the Company condone the making of, any statement, publicly or privately, by its officers which would disparage the Employee; provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the Company or (ii) private statements made to persons other than clients or competitors of any of the Company (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Employee; and provided, further, that nothing contained in this paragraph or in any other provision of this Agreement shall preclude any officer, director, employee, agent or other representative of any of the Company from making any statement in good faith which is required by any law, regulation or order of any court or regulatory commission, department or agency.

11. Future Cooperation. The Employee agrees to make himself reasonably available to the Company and its affiliates in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which the Employee was involved during the period in which he was Chief Operating Officer or Chief Executive Officer of the Company, and to provide information to the Company and otherwise cooperate with the Company and its affiliates in the investigation, defense or prosecution of such actions.

12. Payments Contingent on Employee's Release of Company. All of the payments and benefits to which the Employee would otherwise be entitled under Sections 3 and 4, except with respect to payments of accrued and unpaid Base Salary and vacation pay shall be contingent on the Employee's delivery to the Company of a signed and enforceable release of all claims against the Company, other than with respect to employee pension, health or medical benefit plans, rights to indemnification under the director and officer liability insurance policy, or under the bylaws or certificate of incorporation of the Company, within thirty (30) days of termination.

13. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by hand delivery, by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Financial Officer, with a copy to the General Counsel; and (b) if to Employee, at the address listed on the signature page hereto.

14. Amendment. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

15. Assignment; Third Party Beneficiary. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company or its Solid Waste Services Business, specifically including the restrictive covenants set forth in Section 7 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

16. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Sections 7, 8, 9, 10 and 11 will survive the termination for any reason of Employee’s relationship with the Company.

17. Indemnification. The Company agrees to indemnify Employee during the term and after termination of this Agreement in accordance with the provisions of the Company’s certificate of incorporation and bylaws and the Delaware General Corporation Law.

18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Arizona applicable to contracts executed and to be wholly performed within such State.

20. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. Upon the execution of this Agreement the provisions of the 2010 Employment Agreement shall be superseded and shall be of no further force and effect.

21. Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

22. Construction. Capitalized terms not defined herein shall have the meanings as defined under the Company incentive or other plan, and awards thereunder, as the context requires. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. Words of one gender shall be interpreted to mean words of another gender when necessary to construe this Agreement, and in like manner words in singular may be interpreted to be in the plural, and vice versa.

23. Withholding. All payments made to Employee shall be made net of any applicable withholding for income taxes, Excise Tax and Employee’s share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

24. Retirement Eligibility. Upon Employee’s retirement, in lieu of payments under Sections 3 and 4 (but not 25), the Company shall pay to Employee all of Employee’s accrued but unpaid Base Salary through the date of retirement. In addition, for all stock option or restricted stock awards (“Equity Awards”) and all monetary awards (including Annual Awards and Long Term Awards pursuant to the Executive Incentive Plan and any retirement contributions to the deferred compensation program) (“Monetary Awards”), in each case granted to Employee prior to July 26, 2006 (“Prior Awards”), such Employee shall be eligible to retire for purposes of the Prior Awards, and such Prior Awards shall fully vest in the event of such retirement, upon attaining either (a) the age of fifty-five (55) and having completed six (6) years of service with the Company or Allied Waste Industries, Inc. or (b) the age of sixty-five (65) without regard to years of service with the Company

(the “Original Retirement Policy”). For all Equity Awards and/or Monetary Awards granted to Employee following July 26, 2006 (“Prospective Awards”), the Original Retirement Policy shall apply, and such Prospective Awards shall fully vest in the event of such retirement, provided, and only to the extent that, Employee shall provide the Company with not less than twelve (12) months prior written notice of Employee’s intent to retire. Failure by Employee to provide such written notice shall cause the Revised Retirement Policy (as hereinafter defined) to apply with respect to the vesting of Prospective Awards, but such failure shall have no effect whatsoever on the Prior Awards, all of which shall continue to be subject to the Original Retirement Policy. For purposes of this Agreement, (i) “Revised Retirement Policy” shall mean Employee has attained the age of (x) sixty (60) and has completed fifteen (15) years of continuous service with the Company or Allied Waste Industries, Inc. or (y) sixty-five (65) with five (5) years of continuous service with the Company or Allied Waste Industries, Inc. and (ii) all Annual Awards and all Long Term Awards shall vest and be paid on a prorated basis in an amount equal to the Annual Awards and Long Term Awards payment that the Compensation Committee of the Board of Directors determines would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Period multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within sixty (60) days after the end of the Company’s Fiscal Year in which the Performance Period ends.

25. Supplemental Retirement Benefit.

(a) If the Employee has a termination of employment for any reason, the Company shall pay the Employee a cash lump sum supplemental retirement benefit within thirty (30) days (or, if necessary to comply with Code Section 409A, six (6) months) following the date of termination equal to $2,287,972 increased from December 5, 2008 until the date of termination based upon an annual interest rate of six percent (6%), compounded annually.

(b) If the Employee has a termination of employment for any reason, other than due to Cause hereunder, the Company shall continue providing medical, dental, and/or vision coverage to the Employee and/or the Employee’s family, at least equal to that which would have been provided to the Employee if the Employee’s employment had not terminated, until the earlier of (1) the date the Employee becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date the Employee becomes eligible for Medicare or any government-sponsored or provided health care program that provides benefits similar to Medicare (whether or not such coverage is equivalent to that provided by the Company). If Employee terminates employment due to Employee’s actions or omissions that constitute Cause hereunder, he shall not be entitled to the benefits set forth in this Section 25(b).

26. Code Section 409A.

(a) General. It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Employee and on the Company).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made upon Employee incurring a “separation of service” within the meaning of Code Section 409A.

(c) Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed to be a “specified employee” for purposes of Code Section 409A, no Severance Payment or other payments pursuant to, or contemplated by, this Agreement shall be made to Employee by the Company before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(d) No Acceleration of Payments. Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Reimbursements. Notwithstanding anything in this Agreement to the contrary, any payment, to the extent such payment constitutes deferral of compensation under Code Section 409A, to reimburse the Employee in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Employee as a result of compensation paid or made available to Employee by the Company, including the amount of additional taxes imposed upon Employee due to the Company’s payment of the initial taxes on such compensation, or for other reimbursements, shall be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes or incurs such expense.

(g) Continued Health Benefits. In the event that Employee receives continued health benefits pursuant to Section 3, 4 or 25 of this Agreement, such expense or reimbursement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

27. Beneficiary. If the Employee dies before receiving any payments due to him under Sections 3 or 4, or under Section 25 in the case of his death after terminating employment, the remaining payments will be paid to his beneficiary.

28. Arbitration. Except with respect to the remedies set forth in Section 9 hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Employee arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Maricopa County, Arizona. Each of the Company and the Employee shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Employee. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Employee each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

REPUBLIC SERVICES, INC., a Delaware corporation

By:	/s/ Michael Rissman
Michael Rissman
EVP & General Counsel

EMPLOYEE:

/s/ D W Slager
Donald W. Slager

Address for Notices: Address shown on the payroll records of the Company